GE ANNOUNCES SECOND QUARTER 2021 RESULTS
Strong overall performance; raises full year outlook for Industrial free cash flow* to $3.5 to $5.0 billion
•Total orders $18.3B, +33%; organic orders +30%
•Total revenues (GAAP) $18.3B, +9%; Industrial organic revenues* $16.9B, +7%
•Industrial profit margin (GAAP) of (1.3)%, +440 bps; adjusted Industrial profit margin* 5.3%, +940 bps, +1,000 bps organically*
•Continuing EPS (GAAP) of $(0.07), +$0.08; adjusted EPS* $0.05, +$0.19
•GE Industrial CFOA (GAAP) $(2.0)B, $(0.4)B; GE Industrial free cash flow* $0.4B, +$2.0B, excluding discontinued factoring programs*
•Increasing 2021 outlook for Industrial free cash flow* range from $2.5B–$4.5B to $3.5B–$5.0B. Outlook for Industrial organic revenues*, margin expansion*, and adjusted EPS* remains unchanged.

BOSTON — July 27, 2021 — GE (NYSE:GE) announced results today for the second quarter ending June 30, 2021.

GE Chairman and CEO H. Lawrence Culp, Jr. said, “The GE team delivered strong overall performance in the second quarter. Orders and revenue returned to growth, our operating margins expanded across all segments, and we generated positive Industrial free cash flow. Momentum is building across our businesses, driven by Healthcare and services overall, with Aviation showing early signs of recovery. Based on our encouraging cash results, we are increasing our full-year free cash flow outlook."
Culp continued, “GE is transforming to a more focused, simpler, and stronger high-tech industrial company. Our businesses are improving operations through lean, and with this solid foundation, we are driving more organic growth and investing in breakthrough technologies for our customers. The team is committed to innovating for a more sustainable world with leading positions in the future of flight, precision health, and the energy transition. With our focus on profitable growth and cash generation, I am confident we are well-positioned to achieve high single-digit free cash flow margins over time.”
GE continues to make progress in its transformation:
•Focusing on industrial core: The GECAS-AerCap combination announced in March is an important catalyst as GE becomes a simpler industrial company. In July, the European Commission cleared the transaction, which follows AerCap shareholder approval in May and the conclusion of the U.S. Department of Justice review in June. GE expects the transaction to close by the end of 2021.
•Solidifying financial position: Gross debt reduction following the AerCap close is expected to be more than $70 billion since the end of 2018, including a $7 billion debt tender in the quarter. GE reduced its backup credit facility to $10 billion from $15 billion. The company also continued to de-risk its pension, announcing a freeze in the U.K. beginning January 2022. GE discontinued most of its factoring programs effective April 1, 2021, to help the businesses improve operations and enable more linear cash flow over time.
•Accelerating lean and decentralization: GE's lean transformation is driving progress across the businesses: faster turnaround times in Aviation Commercial Services, decreased installation cycle time in Healthcare Imaging, increased inventory turns in Onshore Wind, and improved outage on-time completion in Gas Power. GE named Peter Arduini as CEO of Healthcare and Jan Kjaersgaard as CEO of Offshore Wind. GE also promoted Scott Strazik to CEO of GE Power. Scott and his team, which now includes Valérie Marjollet as CEO of Steam Power, will continue running Power as four distinct businesses.
•Innovating for a more sustainable world and driving long-term value: GE is committed to partnering with customers to tackle the world's biggest challenges through sustainable solutions, and released its 2020 Sustainability Report in July. The company is driving organic growth through commercial wins and services, new product introductions, and future technology innovation:
◦Future of Flight: Launched CFM RISE, a new technology development program, aimed at reducing fuel consumption and CO2 emissions by more than 20 percent and ensuring 100 percent compatibility with Sustainable Aviation Fuels and hydrogen. Secured an order from IndiGo Airlines for 620 CFM International LEAP-1A engines and associated spares with a multi-year service agreement.
* Non-GAAP Financial Measure
Financials reflect 2Q'21 quarterly results; variances are on a year-over-year basis

◦Precision Health: Launched Xeleris V, an AI-enabled virtual processing radiology solution to provide simplified workflows, better data access, and more time with patients. Acquired Zionexa, a leading innovator of oncology and neurology biomarkers that enables more personalized healthcare.
◦Energy Transition: Finalized contract to provide 87 Haliade-X 14 MW turbines for Dogger Bank C, the final phase of the world's largest offshore wind farm. Will provide gas turbine technology for Tallawarra B Power Station, Australia’s first dual-fuel capable natural gas and hydrogen power plant. Will install high-voltage power transformers and reactors for Power Grid Corporation of India Limited, India's largest transmission utility.

Total Company Results
We present both GAAP and non-GAAP measures to provide investors with additional information. We believe that providing these non-GAAP measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Please see pages 6 - 11 for explanations of why we use these non-GAAP measures and the reconciliation to the most comparable GAAP financial measures.

	Three months ended June 30			Six months ended June 30
Dollars in millions; per-share amounts in dollars and diluted	2021	2020	Year on Year	2021	2020	Year on Year
GAAP Metrics
GE Industrial Cash from Operating Activities (CFOA)	$(2,031)	$(1,604)	(27)%	$(2,522)	$(3,266)	23%
Continuing EPS	(0.07)	(0.15)	53%	(0.07)	0.55	U
Net EPS	(0.14)	(0.26)	46%	(0.46)	0.44	U
Total Revenues	18,279	16,805	9%	35,397	36,294	(2)%
GE Industrial Profit Margin	(1.3)%	(5.7)%	440 bps	0.5%	16.2%	(1,570) bps
Non-GAAP Metrics
GE Industrial Free Cash Flows (FCF)	$388	$(2,067)	F	$(457)	$(4,275)	89%
Adjusted EPS-a)	0.05	(0.14)	F	0.08	(0.12)	F
GE Industrial Organic Revenues	16,917	15,850	7%	32,940	33,620	(2)%
Adjusted GE Industrial Profit-b)	934	(666)	F	1,762	367	F
Adjusted GE Industrial Profit Margin-b)	5.3%	(4.1)%	940 bps	5.2%	1.1%	410 bps
(a- Excludes non-operating benefit costs, gains (losses), restructuring & other charges, and debt extinguishment costs
(b- Excludes interest and other financial charges, debt extinguishment costs, non-op benefit costs, gains (losses), and restructuring & other charges

* Non-GAAP Financial Measure

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management’s view of the relevant comparisons of financial results.

Aviation

	Three months ended June 30			Six months ended June 30
(in millions)	2021	2020	Year on Year	2021	2020	Year on Year
Orders	$5,492	$3,739	47%	$10,984	$11,188	(2)%
Revenues	4,840	4,384	10%	9,832	11,276	(13)%
Segment Profit/(Loss)	176	(687)	F	818	316	F
Segment Profit/(Loss) Margin	3.6%	(15.7)%	1,930 bps	8.3%	2.8%	550 bps
Orders of $5.5 billion increased 47% reported and organically as both Commercial Engines and Commercial Services grew significantly. Military orders decreased due to timing and a challenging year-over-year comparison. Revenues of $4.8 billion were up 10% reported and organically*, as Commercial Services was up 50% primarily driven by higher spare part shipments and shop visit volumes, partially offset by unfavorable non-cash long-term service agreement contract margin reviews. Commercial Engines revenues increased slightly, while Military revenues decreased, driven by continued supply chain challenges. Segment margin of 3.6% expanded by 1,930 basis points reported and organically*, but contracted sequentially due to non-cash contract margin review charges of approximately $0.4 billion. This was largely related to one contract in a loss position totaling $0.3 billion. The loss contract designation resulted in the accelerated recognition of all future forecasted losses into the second quarter, where continued COVID-driven utilization, contract-specific dynamics, and operating behavior increased estimated shop visit costs.

Healthcare

	Three months ended June 30			Six months ended June 30
(in millions)	2021	2020	Year on Year	2021	2020	Year on Year
Orders	$4,849	$4,246	14%	$9,320	$9,537	(2)%
Revenues	4,454	3,893	14%	8,761	8,620	2%
Segment Profit/(Loss)	801	506	58%	1,500	1,373	9%
Segment Profit/(Loss) Margin	18.0%	13.0%	500 bps	17.1%	15.9%	120 bps
Orders of $4.8 billion increased 14% reported and 11% organically, and were also up double digits versus 2Q'19. Healthcare Systems (HCS) orders increased 7% organically year-over-year, with growth in Imaging and Ultrasound offsetting lower Life Care Solutions (LCS) orders. Pharmaceutical Diagnostics (PDx) orders grew nearly 50% organically as recovery momentum continues. Revenues of $4.5 billion increased 14% reported and 10% organically* as PDx grew nearly 50% organically*. HCS was also up, driven by increased demand in Imaging and Ultrasound more than offsetting declines at LCS. Segment margin of 18.0% expanded by 500 basis points reported and 460 basis points organically*, driven by profitable growth, continued cost reductions, and productivity actions taking hold.

Renewable Energy

	Three months ended June 30			Six months ended June 30
(in millions)	2021	2020	Year on Year	2021	2020	Year on Year
Orders	$3,209	$2,987	7%	$6,724	$6,055	11%
Revenues	4,049	3,505	16%	7,297	6,698	9%
Segment Profit/(Loss)	(99)	(251)	61%	(333)	(578)	42%
Segment Profit/(Loss) Margin	(2.4)%	(7.2)%	480 bps	(4.6)%	(8.6)%	400 bps
Orders of $3.2 billion increased 7% reported and 5% organically. Services orders were up, where Onshore Wind more than doubled due to increased repower demand, which was partially offset by lower Onshore Wind equipment orders amid U.S. production tax credit (PTC) uncertainty. Revenues of $4.0 billion grew 16% reported and 9% organically*. In Onshore Wind, equipment was up due to higher international unit deliveries. Onshore Wind services were down, driven by fewer repower upgrades. Overall, services excluding repower increased. Segment margin, while negative, expanded by 480 basis points reported and 520 basis points organically*. This was primarily driven by cost reductions and higher volume in Onshore Wind.

* Non-GAAP Financial Measure

Power

	Three months ended June 30			Six months ended June 30
(in millions)	2021	2020	Year on Year	2021	2020	Year on Year
Orders	$4,805	$2,872	67%	$8,438	$6,982	21%
Revenues	4,295	4,156	3%	8,216	8,181	—%
Segment Profit/(Loss)	299	(50)	F	212	(180)	F
Segment Profit/(Loss) Margin	7.0%	(1.2)%	820 bps	2.6%	(2.2)%	480 bps
Orders of $4.8 billion increased 67% reported and 63% organically, driven by Gas Power equipment with 12 heavy-duty gas turbine and 35 aeroderivative unit orders. Revenues of $4.3 billion were up 3% reported and flat organically*. Gas Power revenues were down slightly, as expected, driven by lower gas turbine shipment and turnkey sales. Gas Power Services revenues increased significantly due to higher outages and were up versus 2Q'19. Steam Power revenues decreased slightly organically*, offset by higher Power Conversion revenues. Segment margin of 7.0% expanded 820 basis points reported and 910 basis points organically*, largely due to positive mix from services volume and continued cost reductions at Gas Power. GE continues to be on track with the planned exit of new build coal in Steam Power.

GE Capital

	Three months ended June 30			Six months ended June 30
(in millions)	2021	2020	Year on Year	2021	2020	Year on Year
Capital continuing operations	$(573)	$(476)	(20)%	$(745)	$(663)	(12)%
Discontinued operations	(568)	(983)	42%	(3,462)	(991)	U
GE Capital Earnings	$(1,141)	$(1,459)	22%	$(4,207)	$(1,653)	U

(in billions)	June 30, 2021	December 31, 2020	Variance
GE Capital continuing operations assets	$67.9	$77.7	$(9.7)
Continuing operations generated a net loss of $0.6 billion, primarily due to debt extinguishment costs. Adjusted continuing operations generated net earnings* of $28 million in the quarter, up significantly from the same period last year. This was primarily due to the discontinuation of preferred dividend payments, which are now a GE Industrial obligation, lower marks & impairments and higher gains at Energy Financial Services, and lower claims at Insurance.

Discontinued operations, which improved 42% year-over-year, generated a net loss of $0.6 billion, primarily due to decline of AerCap's stock price, which is updated quarterly.

GE Capital continuing operations ended the quarter with $67.9 billion of assets, including $6.9 billion of liquidity.

* Non-GAAP Financial Measure

2021 Outlook

GE increased its 2021 outlook for Industrial free cash flow* range from $2.5 billion –$4.5 billion to $3.5 billion –$5.0 billion.

GE reiterated its total company outlook for full-year 2021 for the following metrics:

•GE Industrial revenues* to grow organically in the low-single-digit range.
•Adjusted GE Industrial profit margin* to expand organically by 250-plus basis points.
•Adjusted earnings per share* of $0.15 to $0.25.

* Non-GAAP Financial Measure

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We believe that presenting non-GAAP financial measures provides management and investors useful measures to evaluate performance and trends of the total company and its businesses. This includes adjustments in recent periods to GAAP financial measures to increase period-to-period comparability following actions to strengthen our overall financial position and how we manage our business.

In addition, management recognizes that certain non-GAAP terms may be interpreted differently by other companies under different circumstances. In various sections of this report we have made reference to the following non-GAAP financial measures in describing our (1) revenues, specifically GE Industrial organic revenues by segment; GE Industrial organic revenues; Aviation Commercial Services organic revenues; and PDx organic revenues, (2) profit, specifically GE Industrial organic profit and profit margin by segment; Adjusted GE Industrial profit and profit margin (excluding certain items); Adjusted GE Industrial organic profit and profit margin; Adjusted earnings (loss); and Adjusted earnings (loss) per share (EPS), (3) cash flows, specifically GE Industrial free cash flows (FCF) and GE Industrial rebaselined FCF, and (4) outlook, specifically 2021 Adjusted EPS; and 2021 GE Industrial free cash flows.

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

GE INDUSTRIAL ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
(Dollars in millions)	Revenues			Segment profit (loss)			Profit margin
Three months ended June 30	2021	2020	V%	2021	2020	V%	2021	2020	V pts
Aviation (GAAP)	$4,840	$4,384	10%	$176	$(687)	F	3.6%	(15.7)%	19.3pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	11		—	(18)
Less: foreign currency effect	12	—		(16)	—
Aviation organic (Non-GAAP)	$4,828	$4,372	10%	$192	$(669)	F	4.0%	(15.3)%	19.3pts

Healthcare (GAAP)	$4,454	$3,893	14%	$801	$506	58%	18.0%	13.0%	5.0pts
Less: acquisitions	—	(29)		(4)	(16)
Less: business dispositions	—	25		—	(5)
Less: foreign currency effect	165	—		31	—
Healthcare organic (Non-GAAP)	$4,288	$3,897	10%	$775	$527	47%	18.1%	13.5%	4.6pts

Renewable Energy (GAAP)	$4,049	$3,505	16%	$(99)	$(251)	61%	(2.4)%	(7.2)%	4.8pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	8		—	—
Less: foreign currency effect	246	—		(26)	—
Renewable Energy organic (Non-GAAP)	$3,803	$3,497	9%	$(73)	$(250)	71%	(1.9)%	(7.1)%	5.2pts

Power (GAAP)	$4,295	$4,156	3%	$299	$(50)	F	7.0%	(1.2)%	8.2pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	135	—		(30)	—
Power organic (Non-GAAP)	$4,160	$4,156	—%	$329	$(50)	F	7.9%	(1.2)%	9.1pts

GE INDUSTRIAL ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
(Dollars in millions)	Revenues			Segment profit (loss)			Profit margin
Six months ended June 30	2021	2020	V%	2021	2020	V%	2021	2020	V pts
Aviation (GAAP)	$9,832	$11,276	(13)%	$818	$316	F	8.3%	2.8%	5.5pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	36		—	(35)
Less: foreign currency effect	22	—		(15)	—
Aviation organic (Non-GAAP)	$9,810	$11,240	(13)%	$833	$351	F	8.5%	3.1%	5.4pts

Healthcare (GAAP)	$8,761	$8,620	2%	$1,500	$1,373	9%	17.1%	15.9%	1.2pts
Less: acquisitions	18	(50)		4	(22)
Less: business dispositions	—	890		—	375
Less: foreign currency effect	285	—		79	—
Healthcare organic (Non-GAAP)	$8,458	$7,780	9%	$1,417	$1,020	39%	16.8%	13.1%	3.7pts

Renewable Energy (GAAP)	$7,297	$6,698	9%	$(333)	$(578)	42%	(4.6)%	(8.6)%	4.0pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	33		—	(4)
Less: foreign currency effect	337	—		(37)	—
Renewable Energy organic (Non-GAAP)	$6,960	$6,666	4%	$(296)	$(574)	48%	(4.3)%	(8.6)%	4.3pts

Power (GAAP)	$8,216	$8,181	—%	$212	$(180)	F	2.6%	(2.2)%	4.8pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	15		—	2
Less: foreign currency effect	198	—		(31)	—
Power organic (Non-GAAP)	$8,018	$8,165	(2)%	$243	$(182)	F	3.0%	(2.2)%	5.2pts

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends. We also believe presenting organic revenues* and organic profit* separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial companies.

GE INDUSTRIAL ORGANIC REVENUES (NON-GAAP)	Three months ended June 30			Six months ended June 30
(Dollars in millions)	2021	2020	V%	2021	2020	V%
GE Industrial revenues (GAAP)	$17,487	$16,066	9%	$33,816	$34,910	(3)%
Less: acquisitions	—	(24)		18	(46)
Less: business dispositions	—	241		—	1,336
Less: foreign currency effect	570	—		857	—
GE Industrial organic revenues (Non-GAAP)	$16,917	$15,850	7%	$32,940	$33,620	(2)%
We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

AVIATION COMMERCIAL SERVICES ORGANIC REVENUES	Three months ended June 30			Six months ended June 30
(NON-GAAP) (Dollars in millions)	2021	2020	V%	2021	2020	V%
Aviation Commercial Services revenues (GAAP)	$1,758	$1,170	50%	$3,747	$4,464	(16)%
Less: acquisitions	—	—		—	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	—	—		—	—
Aviation Commercial Services organic revenues (Non-GAAP)	$1,758	$1,170	50%	$3,747	$4,464	(16)%
We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

*Non-GAAP Financial Measure

PDX ORGANIC REVENUES (NON-GAAP)	Three months ended June 30			Six months ended June 30
(Dollars in millions)	2021	2020	V%	2021	2020	V%
PDx revenues (GAAP)	$539	$370	46%	$1,021	$820	25%
Less: acquisitions	—	—		18	(4)
Less: business dispositions	—	25		—	60
Less: foreign currency effect	27	—		43	—
PDx organic revenues (Non-GAAP)	$511	$345	48%	$959	$763	26%
We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

ADJUSTED GE INDUSTRIAL PROFIT AND PROFIT MARGIN (EXCLUDING CERTAIN ITEMS) (NON-GAAP)	Three months ended June 30			Six months ended June 30
(Dollars in millions)	2021	2020	V%	2021	2020	V%
GE Industrial total revenues (GAAP)	$17,487	$16,066	9%	$33,816	$34,910	(3)%

Costs
GE Industrial total costs and expenses (GAAP)	$18,428	$19,105	(4)%	$35,001	$38,238	(8)%
Less: GE Industrial interest and other financial charges	261	333		528	703
Less: GE Industrial debt extinguishment costs	645	63		645	63
Less: non-operating benefit costs	517	596		950	1,212
Less: restructuring & other	225	289		338	432
Less: goodwill impairments	—	728		—	728
Add: noncontrolling interests	(1)	(147)		6	(110)
Adjusted GE Industrial costs (Non-GAAP)	$16,778	$16,949	(1)%	$32,545	$34,989	(7)%

Other Income
GE Industrial other income (GAAP)	$717	$2,116	(66)%	$1,339	$8,990	(85)%
Less: gains (losses) on equity securities	497	1,867		844	(3,859)
Less: restructuring & other	—	—		7	—
Less: gains (losses) on purchases and sales of business interests	(5)	32		(2)	12,403
Adjusted GE Industrial other income (Non-GAAP)	$225	$217	4%	$491	$445	10%

GE Industrial profit (loss) (GAAP)	$(224)	$(922)	76%	$154	$5,663	(97)%
GE Industrial profit (loss) margin (GAAP)	(1.3)%	(5.7)%	440 bps	0.5%	16.2%	(1,570) bps

Adjusted GE Industrial profit (loss) (Non-GAAP)	$934	$(666)	F	$1,762	$367	F
Adjusted GE Industrial profit (loss) margin (Non-GAAP)	5.3%	(4.1)%	940 bps	5.2%	1.1%	410 bps

We believe that adjusting industrial profit to exclude the effects of items that are not closely associated with ongoing operations provides management and investors with a meaningful measure that increases the period-to-period comparability. Gains (losses) and restructuring and other items are impacted by the timing and magnitude of gains associated with dispositions, and the timing and magnitude of costs associated with restructuring and other activities.

ADJUSTED GE INDUSTRIAL ORGANIC PROFIT	Three months ended June 30			Six months ended June 30
(NON-GAAP) (Dollars in millions)	2021	2020	V%	2021	2020	V%
Adjusted GE Industrial profit (loss) (Non-GAAP)	$934	$(666)	F	$1,762	$367	F
Less: acquisitions	(4)	8		4	17
Less: business dispositions	—	(10)		—	356
Less: foreign currency effect	(37)	—		6	—
Adjusted GE Industrial organic profit (loss) (Non-GAAP)	$976	$(664)	F	$1,752	$(6)	F

Adjusted GE Industrial profit (loss) margin (Non-GAAP)	5.3%	(4.1)%	940 bps	5.2%	1.1%	410 bps
Adjusted GE Industrial organic profit (loss) margin (Non-GAAP)	5.8%	(4.2)%	1,000 bps	5.3%	—%	530 bps

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

ADJUSTED EARNINGS (LOSS) (NON-GAAP)	Three months ended June 30			Six months ended June 30
(Dollars in millions)	2021	2020	V%	2021	2020	V%
Consolidated earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	$(624)	$(1,186)	47%	$(605)	$4,977	U
Add: Accretion of redeemable noncontrolling interests (RNCI)	(2)	(135)		—	(135)
Less: GE Capital earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	(573)	(476)		(745)	(663)
GE Industrial earnings (loss) (Non-GAAP)	$(53)	$(845)	94%	$141	$5,504	(97)%
Non-operating benefits costs (pre-tax) (GAAP)	(517)	(596)		(950)	(1,212)
Tax effect on non-operating benefit costs	109	125		199	255
Less: non-operating benefit costs (net of tax)	(408)	(471)		(750)	(957)
Gains (losses) on purchases and sales of business interests (pre-tax)	(5)	32		(2)	12,403
Tax effect on gains (losses) on purchases and sales of business interests	1	33		1	(1,227)
Less: gains (losses) on purchases and sales of business interests (net of tax)	(4)	65		(2)	11,176
Restructuring & other (pre-tax)	(225)	(289)		(331)	(432)
Tax effect on restructuring & other	7	61		29	90
Less: restructuring & other (net of tax)	(218)	(228)		(302)	(342)
Goodwill impairments (pre-tax)	—	(728)		—	(728)
Tax effect on goodwill impairments	—	(23)		—	(23)
Less: goodwill impairments (net of tax)	—	(751)		—	(751)
Gains (losses) on equity securities (pre-tax)	497	1,867		844	(3,859)
Tax effect on gains (losses) on equity securities (losses)(a)	195	(280)		77	811
Less: gains (losses) on equity securities (net of tax)	692	1,587		921	(3,048)
Debt extinguishment costs (pre-tax)	(645)	(63)		(645)	(63)
Tax effect on debt extinguishment costs	136	13		136	13
Less: debt extinguishment costs (net of tax)	(510)	(50)		(510)	(50)
Accretion of RNCI (pre-tax)	(2)	(135)		—	(135)
Tax effect on accretion of RNCI	—	—		—	—
Less: Accretion of RNCI (net of tax)	(2)	(135)		—	(135)
Adjusted GE Industrial earnings (loss) (Non-GAAP)	$398	$(862)	F	$784	$(389)	F

GE Capital earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	$(573)	$(476)	(20)%	$(745)	$(663)	(12)%
Debt extinguishment costs (pre-tax)	(771)	(143)		(771)	(143)
Tax effect on debt extinguishment costs	162	24		162	24
Less: debt extinguishment costs (net of tax)	(609)	(119)		(609)	(119)
Less: GE Capital U.S. tax reform enactment adjustment	8	—		8	—
Less: GE Capital tax benefit related to BioPharma sale	—	—		—	88
Less: GE Capital tax loss related to GECAS sale	—	—		(44)	—
Adjusted GE Capital earnings (loss) (Non-GAAP)	$28	$(357)	F	$(101)	$(632)	84%

Adjusted GE Industrial earnings (loss) (Non-GAAP)	$398	$(862)	F	$784	$(389)	F
Add: Adjusted GE Capital earnings (loss) (Non-GAAP)	28	(357)	F	(101)	(632)	84%
Adjusted earnings (loss) (Non-GAAP)	$425	$(1,219)	F	$683	$(1,021)	F

(a) Includes tax benefits available to offset the tax on gains in equity securities.

ADJUSTED EARNINGS (LOSS) PER SHARE (EPS)	Three months ended June 30			Six months ended June 30
(NON-GAAP) (In dollars)	2021	2020	V%	2021	2020	V%
Consolidated EPS from continuing operations attributable to GE common shareholders (GAAP)	$(0.07)	$(0.14)	50%	$(0.07)	$0.57	U
Add: Accretion of redeemable noncontrolling interests (RNCI)	—	(0.02)		—	(0.02)
Less: GE Capital EPS from continuing operations attributable to GE common shareholders (GAAP)	(0.07)	(0.05)		(0.08)	(0.08)
GE Industrial EPS (Non-GAAP)	$(0.01)	$(0.10)	90%	$0.02	$0.63	(97)%
Non-operating benefits costs (pre-tax) (GAAP)	(0.06)	(0.07)		(0.11)	(0.14)
Tax effect on non-operating benefit costs	0.01	0.01		0.02	0.03
Less: non-operating benefit costs (net of tax)	(0.05)	(0.05)		(0.09)	(0.11)
Gains (losses) on purchases and sales of business interests (pre-tax)	—	—		—	1.42
Tax effect on gains (losses) on purchases and sales of business interests	—	—		—	(0.14)
Less: gains (losses) on purchases and sales of business interests (net of tax)	—	0.01		—	1.28
Restructuring & other (pre-tax)	(0.03)	(0.03)		(0.04)	(0.05)
Tax effect on restructuring & other	—	0.01		—	0.01
Less: restructuring & other (net of tax)	(0.02)	(0.03)		(0.03)	(0.04)
Goodwill impairments (pre-tax)	—	(0.08)		—	(0.08)
Tax effect on goodwill impairments	—	—		—	—
Less: goodwill impairments (net of tax)	—	(0.09)		—	(0.09)
Gains (losses) on equity securities (pre-tax)	0.06	0.21		0.10	(0.44)
Tax effect on gains (losses) on equity securities	0.02	(0.03)		0.01	0.09
Less: gains (losses) on equity securities (net of tax)	0.08	0.18		0.10	(0.35)
Debt extinguishment costs (pre-tax)	(0.07)	(0.01)		(0.07)	(0.01)
Tax effect on debt extinguishment costs	0.02	—		0.02	—
Less: debt extinguishment costs (net of tax)	(0.06)	(0.01)		(0.06)	(0.01)
Accretion of RNCI (pre-tax)	—	(0.02)		—	(0.02)
Tax effect on accretion of RNCI	—	—		—	—
Less: Accretion of RNCI (net of tax)	—	(0.02)		—	(0.02)
Adjusted GE Industrial EPS (Non-GAAP)	$0.05	$(0.10)	F	$0.09	$(0.04)	F

GE Capital EPS from continuing operations attributable to GE common shareholders (GAAP)	$(0.07)	$(0.05)	(40)%	$(0.08)	$(0.08)	—
Debt extinguishment costs (pre-tax)	(0.09)	(0.02)		(0.09)	(0.02)
Tax effect on debt extinguishment costs	0.02	—		0.02	—
Less: debt extinguishment costs (net of tax)	(0.07)	(0.01)		(0.07)	(0.01)
Less: GE Capital U.S. tax reform enactment adjustment	—	—		—	—
Less: GE Capital tax benefit related to BioPharma sale	—	—		—	0.01
Less: GE Capital tax loss related to GECAS sale	—	—		—	—
Adjusted GE Capital EPS (Non-GAAP)	$—	$(0.04)	F	$(0.01)	$(0.07)	86%

Adjusted GE Industrial EPS (Non-GAAP)	$0.05	$(0.10)	F	$0.09	$(0.04)	F
Add: Adjusted GE Capital EPS (Non-GAAP)	—	(0.04)	F	(0.01)	(0.07)	86%
Adjusted EPS (Non-GAAP)	$0.05	$(0.14)	F	$0.08	$(0.12)	F
Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.
The service cost of our pension and other benefit plans are included in adjusted earnings (loss)*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance, and we manage these separately from the operational performance of our businesses. Gains (losses) and restructuring and other items are impacted by the timing and magnitude of gains associated with dispositions, and the timing and magnitude of costs associated with restructuring and other activities. We believe that the retained costs in Adjusted earnings (loss)* provides management and investors a useful measure to evaluate the performance of the total company, and increases period-to-period comparability. We believe that presenting Adjusted Industrial earnings (loss)* separately for our financial services businesses also provides management and investors with useful information about the relative size of our industrial and financial services businesses in relation to the total company.

*Non-GAAP Financial Measure

GE INDUSTRIAL FREE CASH FLOWS (FCF) AND GE INDUSTRIAL REBASELINED FCF (NON-GAAP)	Three months ended June 30			Six months ended June 30
(In millions)	2021	2020	V$	2021	2020	V$
GE Industrial CFOA (GAAP)	$(2,031)	$(1,604)	$(428)	$(2,522)	$(3,266)	$743
Add: gross additions to property, plant and equipment	(267)	(498)		(599)	(1,002)
Add: gross additions to internal-use software	(25)	(36)		(47)	(95)
Less: CFOA impact from factoring programs discontinued as of April 1, 2021	(2,706)	—		(2,706)	—
Less: taxes related to business sales	(6)	(71)		(6)	(88)
GE Industrial free cash flows (Non-GAAP)	$388	$(2,067)	$2,456	$(457)	$(4,275)	$3,818
Less: prior period CFOA impact from factoring programs discontinued as of April 1, 2021(a)	—	(472)		(765)	(1,635)
GE Industrial rebaselined free cash flow (Non-GAAP)	$388	$(1,595)	$1,983	$308	$(2,640)	$2,948

(a) Represents the CFOA impact from cash that GE Industrial would have otherwise collected had customer receivables not been previously sold in factoring programs that have now been discontinued.
We believe investors may find it useful to compare GE's Industrial free cash flows* performance without the effects of cash used for taxes related to business sales and the factoring program discontinuation. We believe this measure will better allow management and investors to evaluate the capacity of our industrial operations to generate free cash flows.

2021 OUTLOOK: 2021 ADJUSTED EPS (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for Adjusted EPS* in 2021 without unreasonable effort due to the uncertainty of timing of any gains or losses related to acquisitions & dispositions, the timing and magnitude of the financial impact related to the mark-to-market of our remaining investment in Baker Hughes, and the timing and magnitude of restructuring expenses. Although we have attempted to estimate the amount of gains and restructuring charges for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

2021 OUTLOOK: 2021 GE INDUSTRIAL FREE CASH FLOW (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for GE Industrial Free Cash flow* in 2021 without unreasonable effort due to the uncertainty of timing of deal taxes related to business sales.

*Non-GAAP Financial Measure

Caution Concerning Forward Looking Statements:

This release and certain of our other public communications and SEC filings may contain statements related to future, not past, events. These forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range." Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the impacts of the COVID-19 pandemic on our business operations, financial results and financial position and on the world economy; our expected financial performance, including cash flows, revenues, organic growth, margins, earnings and earnings per share; macroeconomic and market conditions and volatility; planned and potential business or asset dispositions, including our plan to combine our GE Capital Aviation Services (GECAS) business with AerCap; our de-leveraging plans, including leverage ratios and targets, the timing and nature of actions to reduce indebtedness and our credit ratings and outlooks; GE's and GE Capital's funding and liquidity; our businesses’ cost structures and plans to reduce costs; restructuring, goodwill impairment or other financial charges; or tax rates.

For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include:
•the continuing severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic, of businesses' and governments' responses to the pandemic and of individual factors such as aviation passenger confidence on our operations and personnel, and on commercial activity and demand across our and our customers' businesses, and on global supply chains;
•the extent to which the COVID-19 pandemic and related impacts will continue to adversely impact our business operations, financial performance, results of operations, financial position, the prices of our securities and the achievement of our strategic objectives;
•our success in executing and completing asset dispositions or other transactions, including our plan to combine our GECAS business with AerCap and our plan to exit our equity ownership position in Baker Hughes, the timing of closing for such transactions, the ability to secure regulatory approvals and satisfy other closing conditions (as applicable), and the expected proceeds, consideration and benefits to GE;
•changes in macroeconomic and market conditions and market volatility (including developments and volatility arising from the COVID-19 pandemic), including inflation, interest rates, the value of securities and other financial assets (including our equity ownership position in Baker Hughes and the equity ownership position that we will hold in AerCap after completing our announced plan to combine GECAS with AerCap), oil, natural gas and other commodity prices and exchange rates, and the impact of such changes and volatility on our financial position and businesses;
•our de-leveraging and capital allocation plans, including with respect to actions to reduce our indebtedness, the timing and amount of GE dividends, organic investments, and other priorities;
•further downgrades of our current short- and long-term credit ratings or ratings outlooks, or changes in rating application or methodology, and the related impact on our liquidity, funding profile, costs and competitive position;
•GE's liquidity and the amount and timing of our GE Industrial cash flows and earnings, which may be impacted by customer, supplier, competitive, contractual and other dynamics and conditions;
•GE Capital's capital and liquidity needs, including in connection with GE Capital's run-off insurance operations and discontinued operations such as Bank BPH, the amount and timing of any required capital contributions and any strategic actions that we may pursue; the impact of conditions in the financial and credit markets on GE Capital's ability to sell financial assets; the availability and cost of funding; and GE Capital's exposure to particular counterparties and markets, including through GECAS to the aviation sector and adverse impacts related to COVID-19;
•global economic trends, competition and geopolitical risks, including changes in the rates of investment or economic growth in key markets we serve, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries, and related impacts on our businesses' global supply chains and strategies;
•market developments or customer actions that may affect levels of demand and the financial performance of the major industries and customers we serve, such as secular, cyclical and competitive pressures in our Power business, pricing and other pressures in the renewable energy market, levels of demand for air travel and other dynamics related to the COVID-19 pandemic, conditions in key geographic markets and other shifts in the competitive landscape for our products and services;
•operational execution by our businesses, including the operations and execution of our Power and Renewable Energy businesses, and the performance of our Aviation business;
•changes in law, regulation or policy that may affect our businesses, such as trade policy and tariffs, regulation related to climate change, and the effects of tax law changes;
•our decisions about investments in new products, services and platforms, and our ability to launch new products in a cost-effective manner;
•our ability to increase margins through implementation of operational changes, restructuring and other cost reduction measures;
•the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of Alstom and other investigative and legal proceedings;
•the impact of actual or potential failures of our products or third-party products with which our products are integrated, and related reputational effects;
•the impact of potential information technology, cybersecurity or data security breaches at GE or third parties; and
•the other factors that are described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as such descriptions may be updated or amended in any future reports we file with the SEC.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

This release includes certain forward-looking projected financial information that is based on current estimates and forecasts, and actual results could differ materially. Refer also to the webcast of our investor conference later this morning for additional discussion of our outlook and uncertainties that could cause our future results to be different than our current expectations.

Our financial services business is operated by GE Capital Global Holdings, LLC (GECGH). In this document, we refer to GECGH and our financial services business as “GE Capital”. We refer to the industrial businesses of the Company as GE Industrial.

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE’s Facebook page and Twitter accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Additional Financial Information

Additional financial information can be found on the Company’s website at: www.ge.com/investor under Events and Reports.

Conference Call and Webcast

GE will discuss its results during its investor conference call today starting at 8:00 a.m. ET. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Reports page on GE’s website at: www.ge.com/investor. An archived version of the webcast will be available on the website after the call.

About GE

GE (NYSE:GE) rises to the challenge of building a world that works. For more than 125 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more efficiently, reliably, and safely. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers. www.ge.com

GE Investor Contact:
Steve Winoker, 617.443.3400
swinoker@ge.com

GE Media Contacts:
Tara DiJulio, 202.213.6855
tara.dijulio@ge.com

Mathilde Milch, 347.267.6821
mathilde.milch@ge.com